                                                    EXHIBIT A

1994 Consolidated Accounts


GSI

Auditor's report on the consolidated accounts

To the Associates of GSI-Participations.

In accordance with the assignment vested in us by General
Meetings of May 23, 1991 and June 24, 1994, we herewith present our report on:

 .our examination of the consolidated financial statements of GSI-Participations, as appended to this report,
 .our verification of the Group's management report, with respect to the year ended December 31, 1994.

OPINION ON CONSOLIDATED FINANCIAL STATEMENTS

In auditing the consolidated financial statements, we have performed such examinations and verifications as we deemed necessary in accordance with generally accepted accounting standards.

In our opinion, the consolidated financial statements present fairly the net worth, financial position and earnings of the Group made up of the consolidated companies.

SPECIFIC VERIFICATIONS

In accordance with generally accepted accounting standards, we have also made the specific verifications required by law.

In our opinion, the information in the Group's management report fairly and accurately reflects the consolidated financial statements.

Paris, April 20, 1995

The statutory auditors

Andre Huet                     Barbier Frinault & Autres
                               Member of the Worldwide
                               Arthur Andersen Organization,
                               represented by Claude Weill

Consolidated balance sheets as at December 31, 1994 and 1993


Assets

In FRF thousands

                        December 31, 1994                December 31, 1993

              Gross     Amortization        Net                       Net
             amounts    and provisions

Goodwill
(note 3.1)   224,713         (45,775)      178,938                186,100

Other
intangibles   96,276         (80,293)       15,983                 13,765

Tangible
assets
(note 3.2)   566,784        (406,344)      160,440                165,675

Investments
and other
long-term
assets
(note 3.3)    59,058          (6,981)       52,077                 53,357

TOTAL FIXED
ASSETS       946,831        (539,393)      407,438                 418,897

Inventories
and work in
progress
(note 3.4)     4,161               -         4,161                  4,360

Accounts
receivable   625,460         (29,184)      596,276                577,330

Other
receivables  220,852            (200)      220,652                168,253

Cash and
marketable
securities   312,260               -       312,260                307,543

Prepaid
expenses      49,012               -        49,012                 44,641

TOTAL CURRENT
ASSETS     1,211,745         (29,384)    1,182,361              1,102,127

TOTAL
ASSETS     2,158,576        (568,777)    1,589,799              1,521,024

                              -2-

Liabilities and shareholders' equity


In FRF thousands

                      December 31, 1994         December 31, 1993

Share capital
(note 3.5)                      104,890                   104,890

Additional paid-in
capital                         190,545                   190,545

Consolidated retained
earnings (note 3.5)              95,225                    87,595

Net income for the year         (31,617)                   33,138

TOTAL SHAREHOLDERS'
EQUITY                          359,043                   416,168



Minority interests               52,475                    57,150


Provisions for liabilities
and charges (note 3.6)           94,438                    59,591

Long-term borrowings
(note 3.7)                       70,332                    75,324

Short-term borrowings
(note 3.8)                       28,182                    36,744

Accounts payable                212,237                   199,819

Accrued taxes,
compensation and
benefits                        493,900                   441,861

Other liabilities
(note 3.9)                       91,065                    67,649

Deferred income
(note 3.10)                     188,127                   166,718

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY          1,589,799                 1,521,024

Consolidated income statements for the years 1994 and 1993

In FRF thousands

                      December 31, 1994         December 31, 1993
Total revenues
(note 4.1)                    2,605,285                 2,588,346

  Cost of goods sold             88,062                    79,014

  Other purchases and
   external charges             879,230                   851,068

Value added                   1,637,993                 1,658,264

  Taxes other than
  income tax                     66,443                    63,327

  Personnel costs
  (notes 4.2)                 1,412,075                 1,390,908

Gross operating income          159,475                   204,029

  Amortization and
  provisions-net                 88,190                   101,390

OPERATING INCOME                 71,285                   102,639

  Interest income-net
  (note 4.3)                      1,790                    11,046

  Non-current income
  (note 4.5)                    (80,886)                   (3,167)

Income on ordinary
activities before tax            (7,811)                  110,518

  Employee profit sharing        (6,103)                  (11,183)

  Income tax (note 4.4)           2,848                   (33,707)


Net income after tax            (11,066)                   65,628

  Group share                   (16,765)                   52,068

  Extraordinary expense
  - net of tax (note 4.6)        (4,211)                   (9,623)

Amortization of goodwill        (13,231)                  (12,953)

CONSOLIDATED NET INCOME         (28,508)                   43,052

 Minority interest                3,109                     9,914

 Group share                    (31,617)                   33,138

                                        -4-

Consolidated statement of cash flows for the years 1994 and 1993


In FRF thousands

                          December 31, 1994     December 31, 1993
Operating activities

  Consolidated net income           (28,508)               43,052

  Amortization                      110,181               102,044

  Elimination of capital
  gains and losses                   (2,255)                1,206

Cash flow                            79,418               146,302

  Movements in working capital       74,801                41,149

TOTAL OPERATING ACTIVITIES          154,219               187,451

Investing activities

  Acquisition of fixed assets      (112,593)             (105,859)

  Acquisition of long-term
  investments                       (10,715)               (1,774)

  Disposal of fixed assets           16,076                 7,834

  Net cash resulting from
  acquisitions and disposals
  of subsidiaries and activities          -                  (248)

TOTAL INVESTING ACTIVITIES         (107,232)             (100,047)

Financing activities

  Dividend paid                     (33,472)              (31,589)

  Other movements                      (574)                   -

TOTAL FINANCING ACTIVITIES          (34,046)              (31,589)

  Foreign currency translation
  differences                         2,526                (5,716)

Changes in cash and cash
equivalents                          15,467                50,099

Cash and cash equivalents at
the start of the year               206,655               156,556

Cash and cash equivalents at
the end of the year                 222,122               206,655



Changes in shareholders' equity and minority interests


In FRF thousands

                    Shareholders'       Minority          Total
                        equity          Interests
At December 31, 1992     413,567         54,910           468,477

Dividends paid           (24,704)        (6,885)          (31,589)

Foreign currency
translation differences   (5,833)          (789)           (6,622)

1993 net income           33,138          9,914            43,052



At December 31, 1993     416,168         57,150           473,318

Dividends paid           (25,452)        (8,020)          (33,472)

Foreign currency
translation differences      205            550               755

Other movements             (261)          (314)             (575)

1994 net income          (31,617)         3,109           (28,508)



At December 31, 1994     359,043         52,475           411,518


Per share information (group share)


In FRF thousands

                                  1994              1993
Net income after tax               (16)               50

Consolidated net income            (30)               32

Net assets before distribution     342               397



1 - Consolidation principles and methods

The consolidated financial statements of GSI-Participations have been prepared according to the accounting standards published by the International Accounting Standards Committee (IASC) and conform to French law on consolidated financial statements.

1.1. GROUP STRUCTURE

The consolidated financial statements include the financial statements of GSI-Participations and those of its direct and indirect subsidiaries listed in the Appendix.

Companies wholly owned by the Group are consolidated using the full consolidation method. The "groupement d'interet economique"
(GIE) GSA, 51%-owned by GSI on a joint basis with Steria and Andersen Consulting, is consolidated using the proportional consolidation method.

1.2 GOODWILL

Goodwill represents the difference between the acquisition price and the Group share in the underlying unallocated net assets and liabilities of the company acquired. Goodwill is reported separately on the balance sheet.

For those acquisitions which represent a major expansion of the Group's activities in terms of expertise or geographical market coverage, goodwill is amortized using the straight line method over a maximum period of 20 years. Only the goodwill on the acquisition of the minority interests on GSI SA is amortized over a 40 year period.

Other goodwill is amortized over a shorter period not exceeding 5 years.

1.3 TRANSLATION OF FOREIGN CURRENCIES

The balance sheets of foreign subsidiaries are translated into French francs at the exchange rate in effect at the end of the year and their income statements are translated at the average exchange rate for the year.

The impact on equity of exchange rate movements from one year to the next has been included directly in consolidated retained earnings.

2- Accounting principles and bases of valuation

2.1 RESEARCH AND DEVELOPMENT EXPENDITURE

Expenditure on research and development is written-off in the year in which it occurred.

2.2  INTANGIBLE ASSETS

Software and licenses acquired are amortized over a period of 1 to 3 years. Other intangibles are amortized over a maximum period of 5 years.

2.3 PROPERTY, PLANT AND EQUIPMENT

Property, plan and equipment are stated at cost.

Depreciation is based on the expected useful life and is charged using either the straight line or the declining balance method, depending on the nature of the assets concerned.

Computer hardware is depreciated over a period of 2 to 5 years.
Other fixed assets (fixtures, furniture, equipment, etc. ) are depreciated over a period of 5 to 10 years.

2.4 DEFERRED TAXES

The effects of deferred taxation resulting from temporary differences between the fiscal value and the accounting value of assets and liabilities are recorded in the consolidated financial statements using the liability method.

No account is taken in the financial statements of deferred tax assets resulting from tax loss carry forwards,and the temporary timing differences are written off as they arise.

2.5 RETIREMENT BENEFITS

Retirement benefits for the employees of companies in France are fully provided for in the balance sheet. The provision is calculated using the discounted present vale of future benefits. Similar rights recognized by subsidiaries outside France are included in the consolidated financial statements.

2.6 ACCOUNTING TREATMENT OF RESULTS ON LONG-TERM CONTRACTS

Profits and losses on long-term contracts are recorded using the percentage of completion method.

According to this method, revenue and margin are recorded as the contract progresses; losses are fully provided for when they seem probable and the excess or shortfall in invoicing compared with the level of work in progress is recorded as deferred income or income receivable.

3 - Notes to the balance sheet

3.1 GOODWILL
In FRF thousands

                  December 31, 1994            December 31, 1993
Gross value                 224,713                      218,290

Amortization to date        (45,775)                     (32,190)

NET VALUE                   178,938                      186,100

3.2 TANGIBLE ASSETS
In FRF thousands

 .Gross   December  Acquisitions  Disposals  Adjustments  December
values   31, 1993                           in           31, 1994
                                            translation

Land and    9,147           59        (90)        171       9,287
buildings

Machinery 290,552       49,026    (37,351)      5,550     307,777
and
equipment

Other     234,594       38,492    (15,077)     (8,289)    249,720
fixed
assets

TOTAL     534,293       87,577    (52,518)     (2,568)    566,784

 .Amorti- December    Charges   Write-backs  Adjustments  December
zation   31, 1993                           in           31, 1994
                                            translation

Land and    2,373          322        (51)         23       2,667
buildings

Machinery 208,783       51,289    (32,035)      4,491     232,528
and
equipment

Other     157,462       30,450    (10,372)     (6,391)    171,149
fixed
assets

TOTAL     368,618       82,061    (42,458)     (1,877)    406,344


3.3 INVESTMENTS AND OTHER LONG-TERM ASSETS
In FRF thousands

                  December 31, 1994              December 31, 1993

             Gross    Provision for      Net              Net
                      write down
Non-         19,593     (6,981)         12,612              15,556
consoli-
dated
investments

Loans        23,573        -            23,573              23,256

Other        15,892        -            15,892              14,545

TOTAL        59,058     (6,981)         52,077              53,357

Loans include FRF21,259 thousand for non-interest bearing loans in respect of the mandatory national programme to provide housing funds. With effect from 1992, payments to these funds have been written off in the year in which they were made.


3.4 INVENTORIES AND WORK IN PROGRESS

Inventories include supplies valued at average purchase cost.

3.5 SHAREHOLDERS' EQUITY
 .Share capital                  .Consolidated retained earnings
On December 31, 1994, the       These reserves mainly represent:
capital of GSI-Participations   - the translation reserve;
was FRF104,890 thousand         - non-distributed earnings
represented by 1,048,900          retained by consolidated of
shares FRF100 each.                companies, net of the balance
                                   of the 1987 write-off of
                                  goodwill.

3.6 PROVISIONS FOR LIABILITIES AND CHARGES
In FRF thousands

                  December 31, 1994            December 31, 1993
Provisions for               10,483                       15,882
commercial
liabilities and
litigation

Guarantees and               12,473                       17,380
provisions on
contracts

Retirement benefits          18,679                       16,473
(net of tax)

Restructuring costs          40,440                            -

Other                        12,363                        9,856

TOTAL                        94,438                       59,591


3.7 LONG-TERM BORROWINGS
In FRF thousands

                December 31, 1994   December 31, 1993     Change
Loan note                  70,332              70,357        (25)

Other borrowings                -               4,967     (4,967)
of over one year

TOTAL                      70,332              75,324     (4,992)


The loan note issued in 1987 by GSI-Participations is to be redeemed by the end of 1995.


3.8 SHORT-TERM BORROWINGS
In FRF thousands

                December 31, 1994   December 31, 1993   Change
Other borrowings                -               1,219   (1,219)
of less than one
year

Bank overdrafts            19,806              24,345   (4,539)

Employee profit             8,376              11,180   (2,804)
sharing

TOTAL                      28,182              36,744   (8,562)



3.9 OTHER LIABILITIES               3.10 DEFERRED INCOME

This includes advance payments      In accordance with the
received from customers of          accounting treatments of
FRF53,892 thousand (FRF49,814       long-term contracts (see
thousand at December 31, 1993).     note 2.6), this included
                                    FRF183 million of income
                                    invoiced in advance.

3.11 CONTINGENT LIABILITIES
In FRF thousands


                December 31, 1994           December 31, 1993
-Lease and short          114,270                      71,648
 term rental
 commitments for
 computer equipment

-Commitments under        217,886                     187,499
 property leases
-Other commitments         31,367                      27,041


All leases are accounted for as operating expenses.

4 - Notes to the income statement

4.1 ANALYSIS OF TOTAL REVENUES
In FRF thousands


                      December 31, 1994         December 31, 1993
France                        1,644,216                 1,653,955

Europe (excluding France)       877,469                   855,027

Other countries                  83,600                    79,364

TOTAL                         2,605,285                 2,588,346


All revenues arise from the computer services sector.
The growth of net revenues is 0.7% (2% with a constant Group structure and exchange rates).

4.2 NUMBER OF EMPLOYEES
On December 31, 1994 the number of employees was 3,880. The average number of employees during the year was 3,837.

4.3 FINANCIAL INCOME-NET
In FRF thousands

                December 31, 1994    December 31, 1993      Change
Net deposit and            11,815               18,766      (6,951)
other income

Exchange gains              1,844                6,313      (4,469)

Other financial               278                1,635      (1,357)
income

TOTAL FINANCIAL            13,937               26,714     (12,777)
INCOME

Interest on loan note       4,200                4,200           0

Exchange losses             2,564                5,739      (3,175)

Other financial             5,383                5,729        (346)
expense

TOTAL FINANCIAL            12,147               15,668      (3,521)

FINANCIAL INCOME            1,790               11,046      (9,256)


The decline in financial income is due primarily to a 37% reduction in deposit and other income, caused mainly by lower short-term interest rates in Europe.

4.4 INCOME TAX
In FRF thousands


The income tax charge for the year was as follows:

                      December 31, 1994        December 31, 1993
Current taxes                   (13,109)                 (44,783)

Deferred taxes                   14,443                    3,644

Distribution tax                 (1,598)                       -

R & D tax credit                  3,112                    7,432

TOTAL                             2,848                  (33,707)


At December 31, 1994 the Group has tax loss carry forwards of some FRF60 million of which FRF5 million can be carried forward indefinitely.


4.5 EXCEPTIONAL EXPENSE             4.6 EXTRAORDINARY EXPENSE
The exceptional loss of             The loss of FRF4,211 thousand
FRF80,886 thousand includes         (net of tax) relates
restructuring costs amounting to    primarily to the cost to
FRF66,025 thousand.                 incurred in the disposal of
                                    certain activities.

Appendix

Group structure at December 31, 1994 and 1993

                         Legal Form             Holding %
                                        1994                1993
 .Companies in France

Generale de Service         SA            99                  99
Informatique

GSI Division des Banques    SA            99                  99

GSI Ingenierie et Service   SA            99                  99

CS Informatic               SA            99                  99

GSI Transport Tourisme      SA            59                  59

GSI Finances                SA            99                  99

GSI Entreprise-Centre
Francais de Recherche
Operationnelle (CFRO)       SA            99                  99

GSI Industrie               SA            99                  99

GSI Midi                    SA            99                  99

GSI G.P. Rhone-Alpes        SA            99                  99

GSI France Nord             SA            99                  99

GSI Telematique             SA            99                  99

GSI Tecsi                   SA            70                  69

GSI Services, groupement
d'interet economique forme
entre certaines filiales
du groupe                   GIE            -                   -

Generale de Service         SARL          99                  99

GSI ASCII                   SA            99                  99

GSI Motor Trade             SA            99                  99

GSI Erli                    SA            69                  69

GSI Sceta Informatique
Transport                   SA            50                  50

Sesamtel-GSI                SA            59                  57

GSI Contact                 SA            99                  99

GSI TPI                     SA            51                  51

Navitel                     SA            29                  29

GSI Distribution            SA            99                  99

GSI Systemes                SA            99                  99

GSA                         GIE           51                  52

GSI AMI                     SA            99                  99

GSI GE                      SA            99                   -

GSI Diffusion               SA            99                   -

GSI Entreprises             SA            99                   -

GSI SM                      SA            99                   -

GSI ST                      SA            99                   -

GSI IR                      SAS           99                   -

                                        -14-

Group structure at December 31, 1994 and 1993

                         Legal Form             Holding %
                                        1994                1993

 .Companies outside France

GSI SA (Belgium)            SA/NV         99                  99

GSI Travel &
Transportation Belgium      SA/NV         59                  59

GSI UK                      Ltd.          99                  99

GSI Travel &
Transportation UK           Ltd.          59                  59

GSI Resource UK             Ltd.          99                  99

GSI Italia                  SpA           99                  99

GSI Datel (Germany)         GmbH          94                  94

GSI Danet (Germany)         GmbH          57                  57

GSI Danet IS (Germany)      GmbH          43                  43

GSI Autocomp (Germany)      GmbH          94                  94

GSI Transport & Touristik
(Germany)                   GmbH          59                  59

GSI Suisse                  SA            99                  99

GSI Nederland               BV            99                  99

GSI Travel & Transportation
Nederland                   BV            59                  59

GSI USA and its subsidiary
TDSI                        Inc.          99                  99

GSI Danet USA               Inc.          57                  57

Seresco (Spain) and its
subsidiaries                SA            99                  99

Tecsidel (Spain)            SA            79                  79

GSI Transporte & Turismo
(Spain)                     SA            59                  59

GSI Incorporated System
(Canada)                    Inc.          99                  99
GSI Transport Tourisme
(Switzerland)               SA            59                  59

GSI Ucoms
(The Netherlands)           BV            59                  59

GSI Information Systems
Singapore PTE               Ltd.          99                  99

Lammert-Paisy (Germany)     GmbH          94                  94

GSI Softmark (Germany)      GmbH          94                  94

PAB (Germany)               GmbH          94                  94

GSI Argentina               SA            99                  99

GSI de Mexico               SA            84                   -

                                        -15-

GSI

25, bd de l'Amiral Bruix - 75782 Paris Cdx 16, France -
Tel: +33(1) 45 02 75 Fax: +33(1) 45 00 59 43

                                                  EXIHIBIT A

                    GSI - PARTICIPATIONS
                       BALANCE SHEETS
                         (Unaudited)



                                                June 30,
                                              1995      1994
                                            (in FRF thousands)
Assets

Goodwill                                   172,500   180,800
Other intangibles                           29,400    16,000
Tangible assets                            170,000   155,100
Investments and other long-term assets      49,800    52,900
Total fixed assets                         421,700   404,800

Inventories and work in progress             3,500     4,300
Accounts receivable                        606,500   618,000
Other receivables                          220,900   232,800
Cash and marketable securities             217,500   254,900
Prepaid expenses                            48,800    47,200

Total current assets                     1,097,200 1,157,200

Total assets                             1,518,900 1,562,000


Liabilities and Shareholders' Equity

Share capital                              105,000   105,000
Additional paid-in capital                 190,500   190,500
Consolidated retained earnings              40,100    94,600
Net income for the year                     22,800     6,000

Total shareholders' equity                 358,400   396,100

Minority interests                          50,100    58,900

Provisions for liabilities and charges      66,400    53,000
Long-term borrowings                        72,400    72,400
Short-term borrowings                            -    47,400
Bank overdrafts                             31,000         -
Employee profit sharing                      7,600    12,800
Accounts payable                           190,800   210,100
Accrued taxes, compensation,
 and benefits                              434,700   436,100
Other liabilities                          110,900    95,100
Deferred income                            196,600   180,100

Total liabilities and
 shareholders' equity                    1,518,900 1,562,000


                      GSI - PARTICIPATIONS
                 CONSOLIDATED INCOME STATEMENTS
                          (Unaudited)

                                         6 Months Ended June 30,

                                         1995        1994
                                           (in FRF thousands)

Total revenues                         1,337,100   1,287,600
  Cost of goods sold                      37,100      39,700
  Other purchases and external charges   472,300     438,100

Value Added                              827,700     809,800
  Taxes other than income taxes           34,700      34,000
  Personnel costs                        705,100     706,800

Gross Operating Income                    87,900      69,000
  Amortization and provisions - net       31,800      37,600

Operating Income                          56,100      31,400
  Interest income - Net                    2,500        (100)
  Non-current income                      (6,200)     (1,100)

Income on Ordinary Activities Before Tax  52,400      30,200
  Employee profit sharing                 (4,200)     (5,300)
  Income tax                             (18,000)    (11,500)

Net Income After Tax                      30,200      13,400
  Extraordinary expense - net of tax       1,800       3,600
  Amortization of goodwill                (6,000)     (6,500)

Consolidated Net Income                   26,000      10,500
  Minority interests                       3,200       4,500

Group Share                               22,800       6,000


                      GSI - PARTICIPATIONS
              CONSOLIDATED STATEMENTS OF CASH FLOW
                           (Unaudited)


                                        6 Months Ended June 30,
                                         1995        1994
                                           (in FRF thousands)

Operating Activities:
  Consolidated net income                 26,000      10,500
  Amortization                            51,300      50,300
  Elimination of capital gains and losses (3,200)     (2,600)

  Cash flow                               74,100      58,200
  Movements in working capital           (88,000)    (57,400)
  Total Operating Activities             (13,900)        800

Investing Activities:
  Acquisition of fixed assets            (70,700)    (40,400)
  Acquisition of long-term investments    (2,500)     (9,800)
  Disposal of fixed assets                 6,900       4,800

  Total Investing Activities             (66,300)    (45,400)

Financing Activities:
  Dividends paid                         (30,000)    (28,100)

  Total Financing Activities             (30,000)    (28,100)

  Foreign currency translation
  differences                              2,200       1,000

  Changes in cash and cash equivalents  (108,000)    (71,700)

  Cash and Cash Equivalents -
  beginning of period                    222,100     206,600

  Cash and Cash Equivalents -            114,100     134,900
  end of period


                     GSI - PARTICIPATIONS

           NOTES TO UNAUDITED FINANCIAL STATEMENTS


The consolidated unaudited financial statements of GSI - Participations for the six months ended June 30, 1995 and 1994 have been prepared according to the accounting standards published by the International Accounting Standards Committee (IASC) and conform to French law on consolidated financial statements.



The information furnished herein reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. All adjustments are of a normal recurring nature.
These statements should be read in conjunction with the annual financial statements and related notes of the Company for the year ended December 31,1994.

The results of operations for the six months ended June 30, 1995 may not be indicative of the results to be expected for the year ending December 31, 1995.